UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/25/2009

International Assets Holding Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23554

Delaware	59-2921318
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

220 E. Central Parkway, Suite 2060, Altamonte Springs, FL 32701
(Address of principal executive offices, including zip code)

407-741-5300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On September 25, 2009, International Assets Holding Corporation ("International Assets") announced that the shareholders of International Assets and the shareholders of FCStone Group, Inc. ("FCStone") approved the proposed merger of FCStone and International Assets Acquisition Corp., a subsidiary of International Assets. As a result of the merger, FCStone will become a wholly owned subsidiary of International Assets.

The shareholders of International Assets also approved several other resolutions related to the merger. These resolutions included:

        an amendment to International Assets' certificate of incorporation to increase the number of authorized shares of International Assets common stock from 17,000,000 shares to 30,000,000 shares.

       an amendment to International Assets' certificate of incorporation to establish a classified board of directors initially consisting of thirteen members, to be divided into three classes, and the related reduction in the size of the board to eleven members in 2012 and to nine members in 2013, and the elimination of the classified board in 2013.

       an amendment to International Assets' certificate of incorporation to eliminate a provision that requires the affirmative vote of the holders of 75% of the outstanding shares of International Assets common stock to remove or change the chairman of the board.

Attached hereto as Exhibit 99.1 is a copy of the press release.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Assets Holding Corporation

Date: September 25, 2009	By:	/s/ Sean M. O'Connor
Sean M. O'Connor
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release